EXECUTION VERSION

Exhibit 4.8

PRIVATE & CONFIDENTIAL

This amendment letter is made on ______________ 2024 among:

1)

Bank of America Europe Designated Activity Company (the “Agent”) for itself and as facility agent for the Finance Parties (under and as defined in the Revolving Facilities Agreement (as defined below));

2)	Bank of America Europe Designated Activity Company as Security Trustee for the Secured Parties (each term under and as defined in the Revolving Facilities Agreement);
3)	Red Football Limited (the “Company”) as the Company, Obligors’ Agent and a Guarantor (each term under and as defined in the Revolving Facilities Agreement);
4)	Manchester United Football Club Limited as the Borrower and a Guarantor (each term under and as defined in the Revolving Facilities Agreement);
5)	MU Finance Limited (f/k/a MU Finance plc) as a Guarantor;
6)	Manchester United Limited and Red Football Junior Limited each as a Guarantor;
7)	Bank of America, N.A., London Branch (the “Incoming Lender”);
8)	National Westminster Bank plc (the “Continuing Lender”); and
9)	Deutsche Bank AG, London Branch and Bank of America Europe Designated Activity Company as exiting lenders (the “Exiting Lenders”).
1.	BACKGROUND AND AMENDMENTS TO THE REVOLVING FACILITIES AGREEMENT
1.1

We refer to a revolving facilities agreement dated 22 May 2015, as amended pursuant to an amendment letter dated 7 October 2015, as amended and restated pursuant to an amendment and restatement agreement dated 4 April 2019, as amended and restated pursuant to an amendment and restatement agreement dated 4 March 2021, as further amended and restated pursuant to an amendment and restatement agreement dated 10 December 2021 and as further amended pursuant to an amendment letter dated 4 November 2022, between, amongst others, the Company, MU Finance Limited (formerly known as MU Finance plc) as Original Borrower, Bank of America, N.A., as the Arranger and Bank of America Europe Designated Activity Company as Agent and Security Trustee (the “Revolving Facilities Agreement”).

1.2	The Company and the other Obligors desire to amend the Revolving Facilities Agreement extending the Initial Termination Date such that it falls on 25 June 2027.
1.3

The Agent has been informed that the Exiting Lenders are retiring as Original Lenders under the Revolving Facilities Agreement with the Incoming Lender and the Continuing Lender (the Incoming Lender and the Continuing Lender together, the “Increased Lenders”) taking up the entirety of each Exiting Lender’s Commitment.

1.4	In accordance with Clause 41 (Amendments and Waivers) of the Revolving Facilities Agreement the Majority Lenders have agreed to amendments as set out in this letter.

EXECUTION VERSION

2.	DEFINITIONS AND INTERPRETATION
2.1	Definitions

In this letter:

(a)	Unless defined in this letter, a term defined in the Revolving Facilities Agreement has the same meaning in this letter.
(b)	“Effective Date” means the date on which the Agent provides the confirmation pursuant to Clause 5 (Effective Date) below.
(c)	“Existing Loans” means the Loans made by the Original Lenders under the Revolving Facilities Agreement.
(d)	“Amended Facility Agreement” means the Revolving Facilities Agreement as amended by this letter.
(e)	“Transaction Document” has the meaning set out in paragraph 2 of Schedule 1 (Conditions Precedent to the Effective Date).
(f)

“Transfer” means the transfer of the Commitments and participations in Loans of the Exiting Lenders to the Increased Lenders together with all related rights and obligations under the Finance Documents pursuant to Clause 3 (Transfer of Commitments and Loans).

(g)	“Transfer Date” means the date on which the Transfer takes place pursuant to Clause 5.1 below.
(h)

References in the Revolving Facilities Agreement to “this Agreement”, “hereof”, “hereunder” and expressions of similar import shall be deemed to be references to the Revolving Facilities Agreement (as amended and restated by this letter).

2.2	Interpretation
(a)

Clause 1.2 (Construction) of the Revolving Facilities Agreement will be deemed to be set out in full in this agreement, mutatis mutandis, but as if references in that clause to the Revolving Facilities Agreement were references to this letter.

(b)	It is agreed that this letter will constitute a Finance Document for the purposes of the Amended Facility Agreement and a Debt Document under and as defined in the Intercreditor Agreement.
3.	TRANSFER OF COMMITMENTS AND LOANS
3.1

The Parties intend and agree that the provisions of this Clause 3 shall take effect as a Transfer Certificate for the purposes of the Revolving Facilities Agreement and as a Creditor/Creditor Representative Accession Undertaking for the purposes of the Intercreditor Agreement (and as defined in the Intercreditor Agreement), receipt of which is hereby acknowledged and consented to by each Obligor.

3.2	Each Obligor, the Exiting Lenders, the Increased Lenders and the Agent agree to the transfer by each Exiting Lender of its Commitment to the Increased Lenders pursuant to Clause 3.5 below.

EXECUTION VERSION

3.3	No later than 3 pm one Business Day prior to the Effective Date, the Agent shall notify the Exiting Lenders and the Increased Lenders of:
(a)	the Base Currency Amount of each Existing Loan and the amount of the Exiting Lenders’ aggregate participation in that Existing Loan; and
(b)	the amount that each Increased Lender is required to pay to the Agent for distribution to the Exiting Lenders on the Transfer Date to ensure that:

(i)the aggregate increased participation of the Incoming Lender in each Existing Loan is equal to the amounts notified to them by the Agent under Clause 3.3(a) above in relation to that Existing Loan, and each such increased participation is divided between the Increased Lenders as set out in Clause 3.5(a) below; and

(ii)the Exiting Lenders each receive their proportion of any interest, fees or commission accrued on the Existing Loans on or before the Transfer Date.

3.4	Each Increased Lender shall make all amounts notified to it by the Agent pursuant to Clause 3.3(a) above available on the Effective Date through its Facility Office.
3.5	Subject to Clause 4 (Effective Date), with effect from the Transfer Date:
(a)

each Exiting Lender transfers by novation all of its Commitments and related rights and obligations to the Increased Lenders in the proportions set out in this Clause 3.5(a) and in accordance with Clause 29.5 (Procedure of Transfer) of the Revolving Facilities Agreement:

Existing Lender	Increased Lender	Commitment
Bank of America Europe Designated Activity Company	Bank of America, N.A., London Branch	£75,000,000
Deutsche Bank AG, London Branch	National Westminster Bank plc	£7,500,000
Deutsche Bank AG, London Branch	Bank of America, N.A., London Branch	£7,500,000

; and

(b)

each Increased Lender undertakes with each Exiting Lender and each of the other parties to the Revolving Facilities Agreement that it will perform all those obligations which, by the terms of the Revolving Facilities Agreement, will be assumed by it following the Transfer.

3.6	With effect from the Transfer Date each Exiting Lender (in its capacity as a Lender) shall be released from further obligations under the Finance Documents.
3.7

Any amounts payable to an Exiting Lender (in its capacity as a Lender) by any Obligor pursuant to any Finance Document on or before the Transfer Date in respect of any period ending on or prior to the Transfer Date shall be for the account of that Exiting Lender and the Increased Lenders shall not have any interest in, or any rights in respect of, any such amount.

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3.8

Each Increased Lender expressly acknowledges and agrees that it enters into this letter subject to the terms of clause 29.4 (Limitation of Responsibility of Existing Lenders) of the Revolving Facilities Agreement.

3.9

The Agent agrees that no transfer fee shall be payable by the Increased Lenders to the Agent under clause 29.3 (Assignment or Transfer Fee) of the Revolving Facilities Agreement or otherwise in connection with the Transfer.

4.	PREPAYMENT AND UTILISATION
4.1	The Company hereby notifies the Agent that it shall:
(a)

prepay an amount equal to all outstanding Loans immediately prior to the occurrence of the Effective Date (the “Prepayment Amount”) with such prepayment taking effect immediately prior to the occurrence of the Effective Date; and

(b)	deliver a Utilisation Request requesting a Utilisation in an amount equal to the Prepayment Amount, with such Utilisation taking effect immediately on the Effective Date.
4.2	The provisions of this Clause 4 shall take effect as a Utilisation Request and a prepayment notice for the purposes of the Revolving Facilities Agreement.
4.3	Company confirms that it wishes to borrow a Loan on the following terms:
(a)	the Utilisation Date shall be the Effective Date;
(b)	the Currency of the Loan shall be Sterling;
(c)	the Amount shall be equal to the Prepayment Amount; and
(d)	the Interest Period shall be one month,

and that each condition specified in clause 4.2 (Further conditions precedent) of the Revolving Facilities Agreement is satisfied on the Effective Date. This Utilisation Request shall be irrevocable.

4.4	Each Lender agrees that:
(a)

the notice period for delivery of a notice of prepayment under clause 11.4(a)(ii) (Voluntary prepayment of Utilisations) of the Revolving Facilities Agreement shall not apply to the prepayment notified in Clause 4.1(a) of this letter;

(b)

the prepayment referred to in Clause 4.1(a) of this letter shall not count towards the limit on prepayments under clause 11.4(a)(ii) (Voluntary prepayment of Utilisations) of the Revolving Facilities Agreement;

(c)

the notice period for delivery of a Utilisation Request under clause 5.1 (Delivery of a Utilisation Request) of the Revolving Facilities Agreement shall not apply to the Utilisation Request referred to in Clause 4.1(b) of this letter; and

(d)	no Break Costs shall be payable in connection with the prepayment referred to in Clause 4.1(a) of this letter.
4.5	The Agent shall effect the above steps by way of book entry (without cash movement) and update its records accordingly.

EXECUTION VERSION

5.	EFFECTIVE DATE
5.1

Immediately prior to receipt by the Company of written confirmation from the Agent (acting for itself and for the Finance Parties) that it has received, or waived the requirement to receive, the documents and evidence listed in Schedule 1 (Conditions Precedent to the Effective Date) and prior to the occurrence of the Effective Date, the Transfer shall automatically take place without any further action from any party (the “Transfer Date”).

5.2	Immediately following the written confirmation set out in Clause 5.1 above, the Effective Date shall automatically occur without any further action from any party.
5.3

Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the confirmation described in Clause 5.1 above, the Continuing Lender authorises (but does not require) the Agent to give such confirmation. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such confirmation.

5.4

If the Effective Date does not occur on or before the date falling 30 Business Days after the date of this letter or such later date as the Company and the Agent (acting in its sole discretion) may agree, then this letter shall lapse and be of no further effect and none of the Parties shall be under any liability under this letter and the Revolving Facilities Agreement shall be read and construed as if this letter had never been entered into.

6.	AMENDMENTS AND ACKOWLEDGMENTS
6.1	On the Effective Date, the Revolving Facilities Agreement will be amended as follows:
(a)	a new definition of “Second Amendment Letter” is added to clause 1.1 (Definitions) in alphanumerical order:

“Second Amendment Letter” means the amendment letter relating to this Agreement dated on or about 4 November 2022 and made between the Company and the Agent.

(b)	a new definition of “Third Amendment Letter” is added to clause 1.1 (Definitions) in alphanumerical order:

“Third Amendment Letter” means the amendment letter relating to this Agreement dated on or about ____________ 2024 and made between the Company and the Agent.

(c)	a new definition of “Third Amendment Letter Effective Date” shall be added to clause 1.1 (Definitions) in alphanumerical order:

“Third Amendment Letter Effective Date” means the Effective Date as defined in the Third Amendment Letter.

(d)	the definition of Finance Document is deleted in its entirety and replaced with:

“Finance Document” means this Agreement, the First Amendment and Restatement Agreement, the First Amendment Letter, the Second Amendment and Restatement Agreement, the Third Amendment and Restatement Agreement, the Second Amendment Letter, the Third Amendment Letter, any Accession Deed, any Ancillary Document, any Compliance Certificate, any Fee Letter, the Intercreditor Agreement, the Security Confirmation Deed, any Resignation Letter, any Transaction Security Document, any Utilisation Request, any Additional Facility Notice, any Additional Facility Lender Accession Notice, any RFR Supplement, any Compounding

EXECUTION VERSION

Methodology Supplement and any other document designated as a “Finance Document” by the Agent and the Company.

(e)	the definition of Initial Termination Date is deleted in its entirety and replaced with:

“Initial Termination Date” means in respect of the Initial Facility, 25 June 2027.

(f)	the definition of Margin is deleted in its entirety and replaced with:

“Margin” means in relation to any Initial Facility Loan:

(a)in respect of the period commencing on the Third Amendment Letter Effective Date and ending on 4 April 2025, 1.75 percent per annum; and

(b) in respect of the period commencing after 4 April 2025 and ending on the Initial Termination Date, 2.00 percent per annum,

(g)

the definition of Total Commitments is amended such that all references to the “Third Amendment and Restatement Effective Date” are replaced with references to the “Second Amendment Letter Effective Date”;

(h)

the definition of Total Initial Facility Commitments is amended such that all references to the “Third Amendment and Restatement Effective Date” are replaced with references to the “Second Amendment Letter Effective Date”;

(i)	a new clause 35.12 is added as follows:

35.12Amounts paid in error

(a)If the Agent pays an amount to another Party and the Agent notifies that Party that such payment was an Erroneous Payment then the Party to whom that amount was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

(b)Neither:

(i)the obligations of any Party to the Agent; nor

(ii)the remedies of the Agent,

(whether arising under this Clause 35.12 or otherwise) which relate to an Erroneous Payment will be affected by any act, omission, matter or thing which, but for this paragraph (b), would reduce, release or prejudice any such obligation or remedy (whether or not known by the Agent or any other Party).

(c)All payments to be made by a Party to the Agent (whether made pursuant to Clause 35.12 or otherwise) which relate to an Erroneous Payment shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

(d)In this Agreement, “Erroneous Payment” means a payment of an amount by the Agent to another party;

EXECUTION VERSION

(j)	Part 2 of Schedule 1 (THE ORIGINAL PARTIES) is deleted in its entirety and replaced as follows;

The Original Lenders

Name of Original Lender	Initial Facility Commitment (£) as of the Second Amendment Letter Effective Date	Treaty Passport Scheme reference number and jurisdiction of tax residence (if applicable)

Bank of America, N.A., London Branch	82,500,000	N/A

National Westminster Bank plc	67,500,000	N/A

Total	150,000,000

; and

(k)	paragraph 6 of Schedule 9 (FORM OF COMPLIANCE CERTIFICATE) is deleted in its entirety.
6.2

By signing this letter, the Majority Lenders acknowledge and confirm that clause 27.11 (Senior Secured Debt) shall from the Third Amendment Letter Effective Date be construed and apply to Senior Secured Debt issued, incurred, amended, varied, novated, supplemented, superseded, waived or terminated on and after the Third Amendment Letter Effective Date.

7.	CONTINUITY AND CONSENT OF THE GUARANTORS
7.1	Continuing obligations

Except as varied or waived by the terms of this letter, the Revolving Facilities Agreement will remain in full force and effect and any reference in the Revolving Facilities Agreement or any other Finance Document to such Revolving Facilities Agreement or to any provision of such Revolving Facilities Agreement will be construed as a reference to such Revolving Facilities Agreement, or that provision, as varied or waived by this letter.

7.2	Continuing Guarantees

Each Guarantor hereby consents, acknowledges and agrees to the amendments and other matters set forth in this letter and hereby confirms and ratifies in all respects the guarantee in clause 23 (Guarantee and Indemnity) (including without limitation the continuation of each Guarantor’s payment and performance obligations thereunder upon and after the effectiveness of this this letter) and the enforceability of such guarantee against such Guarantor in accordance with its terms. In addition, each Guarantor confirms that each security interest created under the Transaction Security Documents shall remain in full force and effect.

8.	FEES AND EXPENSES
8.1	The Company shall, or shall procure that a member of the Group will, pay to the Continuing Lender and the Incoming Lender an upfront fee in the amount, manner and at the times agreed in a fee letter.
8.2	The Company shall reimburse the Agent promptly on demand for all reasonable charges and expenses (including, without limitation, the fees and expenses of legal advisors (subject to an

EXECUTION VERSION

agreed cap in writing (if any)) which are incurred by the Agent in connection with this letter, the Amended Facility Agreement and the arrangements contemplated thereby, whether or not the Effective Date occurs.

9.	REPRESENTATIONS AND WARRANTIES

Each Obligor represents and warrants to the Agent that the Repeating Representations are true and accurate in all respects (or, in the case of such Repeating Representations which are not otherwise subject to a materiality threshold or qualification in accordance with their terms, are correct in all material respects) as at the date of this letter.

10.	GENERAL
10.1	Construction

The provisions of clause 1.2 (Construction), clause 39 (Partial Invalidity), clause 40 (Remedies and Waivers) and clause 46 (Enforcement) shall apply to this letter as if set out in this letter, but as if references in those clauses to the Revolving Facilities Agreement were references to this this letter.

10.2	Counterparts

This letter may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this letter.

10.3	Finance Documents

This letter is designated as a Finance Document by the Company and the Agent.

10.4	Third Party Rights
(a)

Unless expressly provided to the contrary in this letter, a person who is not a party has no right under the Contracts (Rights of Third Parties) Act 1999 (or any analogous provision under any applicable law) to enforce or enjoy the benefit of any term of this letter.

(b)	Notwithstanding any term of this letter, the consent of any person who is not a party is not required to amend, rescind or otherwise vary this letter at any time
10.5	Governing law

This letter and any non-contractual obligations arising out of or in connection with it is governed by English law.

EXECUTION VERSION

SCHEDULE 1

Conditions Precedent to the Effective Date

1.	Corporate authorisations
(a)	A copy of a resolution of the board of directors of each Original Obligor:
(i)

approving the terms of, and the transactions contemplated by, this letter (including, without limitation, the Schedules attached to this letter) and resolving that it execute, deliver and perform the Transaction Documents (to which it is a party);

(ii)	authorising a specified person or persons to execute the Transaction Documents (to which it is a party) on its behalf; and
(iii)

authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with the Transaction Documents (to which it is a party).

(b)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (a) above in relation to this letter and related documents.
(c)

A certificate of an authorised signatory of each Original Obligor confirming that borrowing or guaranteeing or securing, as appropriate, the Total Commitments would not cause any borrowing, guarantee, security or similar limit binding on that Original Obligor to be exceeded.

(d)

A certificate of an authorised signatory of each Original Obligor certifying that its constitutional documents as previously delivered to the Agent and each copy document relating to it specified in this Schedule 1 is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of this letter.

2.	Transaction Documents
(a)	This letter executed by each Obligor.
(b)	An English law governed supplemental debenture executed by the Original Obligors.
(c)	An English law governed supplemental mortgage executed by MUFC.
(d)	An English law governed supplemental share charge executed by MUL.

((a)-(d) above each a “Transaction Document” and, together, the “Transaction Documents”).

3.	Legal opinion

A legal opinion of McGuireWoods London LLP as to English law, addressed to the Agent, the Security Trustee and the Lenders.

EXECUTION VERSION

4.	Other documents and evidence

Evidence that the fees, costs and expenses (other than legal fees) then due pursuant to Clause 8 (Fees and Expenses) and all accrued interest on the amount prepaid in connection with the prepayment referred to in Clause 4.1(a) of this letter have been paid or will be paid by the Effective Date.

EXECUTION VERSION

Please sign and return this letter as acknowledgment of your agreement to the above.

BANK OF AMERICA EUROPE DESIGNATED ACTIVITY COMPANY

for itself and as facility agent for and on behalf of the Finance Parties

Signature:
Name:
Title:

BANK OF AMERICA EUROPE DESIGNATED ACTIVITY COMPANY

as security trustee for the Secured Parties

Signature:
Name:
Title:

[Manchester United RCF Amendment Letter – Agent/Security Trustee Signature Page]

EXECUTION VERSION

BANK OF AMERICA EUROPE DESIGNATED ACTIVITY COMPANY

as Exiting Lender

Signature:
Name:
Title:

DEUTSCHE BANK AG, LONDON BRANCH

as Exiting Lender

Signature:
Name:
Title:

Signature:
Name:
Title:

BANK OF AMERICA, N.A., LONDON BRANCH

as Incoming Lender and Increased Lender

Signature:
Name:
Title:

NATIONAL WESTMINSTER BANK PLC

as Continuing Lender and Increased Lender

Signature:
Name:
Title:

[Manchester United RCF Amendment Letter – Lender Signature Page]

EXECUTION VERSION

RED FOOTBALL LIMITED

Signature:
Name:
Title:

MU FINANCE LIMITED

Signature:
Name:
Title:

MANCHESTER UNITED LIMITED

Signature:
Name:
Title:

MANCHESTER UNITED FOOTBALL CLUB LIMITED

Signature:
Name:
Title:

RED FOOTBALL JUNIOR LIMITED

Signature:
Name:
Title:

[Manchester United RCF Amendment Letter –Obligor Signature Page]